Exhibit 16.1

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent registered accountants for Diamond One, Inc. (the “Company”), Commission File No. 333-113273, and on March 23, 2006, we reported on the financial statements of the Company as of January 31, 2006 and for each of the years ended January 31, 2006 and 2005. On April 10, 2006, we notified the Company that we were resigning as independent registered accountants of the Company. We have read the Corporation’s statements included under Item 4.01 of its Form 8-K dated April 13, 2006, and we agree with such statements.

/S/ Comiskey & Company
PROFESSIONAL CORPORATION

Denver, Colorado
April 13, 2006